NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Paul V. Cusick, Jr.
Phone: (781) 393-4601
Fax: (781) 393-4071

CENTURY BANCORP, INC. PROVIDES FOR MASSACHUSETTS TAX LAW CHANGE

Medford, MA, March 6, 2003-— Century Bancorp Inc. (NASDAQ:CNBKA) (www.centurybank.com), announced today that a change in Massachusetts law will negatively impact its net income in 2003.

On March 5, 2003, the Massachusetts Governor signed legislation that disallows the dividend received deduction for dividend distributions from a REIT effective for tax years ending on or after December 31, 1999. As a result, the Company will cease recording the future tax benefits of the deduction effective for the current tax year. In addition, the Company will be required under generally accepted accounting principles to recognize additional state excise taxes, including interest (net of the federal tax deduction associated with such taxes and interest), beginning in the first quarter 2003 relating to prior periods from and after 1999. This will reduce earnings by a material amount this quarter. The Company estimates that this reduction of earnings will be approximately $3.2 million. The Company is aware that Massachusetts financial institutions have expressed an intention to challenge the constitutionality of this law as it relates to its retroactive application to prior years.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Projections about future events are subject to risk and uncertainties that could cause actual results to differ materially. Factors that might cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.

Century Bancorp, Inc., through its subsidiary bank, Century Bank and Trust Company, a state chartered full-service commercial bank, operating nineteen full-service branches in the Greater Boston area, offers a full range of Business, Personal, Cash Management, Municipal and Investment products.

Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.